[Letterhead of Jones, Jensen & Company, LLC]





              CONSENT OF INDEPENDENT AUDITORS'




Board of Directors
Strategic Partners, Inc.
Oxnard, California


We hereby consent to the use in this Registration Statement of Strategic Partners, Inc. on the amended Form SB-2, of our report dated December 21, 1999 of Strategic Partners, Inc. for the year ended December 31, 1998 and for the ten months ended October 31, 1999, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.


      /s/ Jones, Jensen & Company

      Jones, Jensen & Company
      Salt Lake City, Utah
      March 9, 2000
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